Exhibit 10.2

AMENDMENT TO

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT (“Amendment”) is made as of the 22nd day of March, 2021, by and between [Executive Name] (the “Executive”) and MID PENN BANCORP, INC. (the “Company”).

WITNESSETH

WHEREAS, the Company and the Executive entered into a Change in Control Severance Agreement dated [original Agreement date], as the same has been amended prior to the date hereof (the “Agreement”);

WHEREAS, the Company and the Executive desire to further amend the Agreement as described herein;

WHEREAS, Mid Penn Bank (the “Bank”) is a wholly-owned subsidiary of the Company; and

WHEREAS, concurrent with the execution of this Amendment, and as additional consideration hereunder, the Bank and the Executive are amending the Executive’s Supplemental Executive Retirement Plan Agreement to, among other things, provide for an expedited vesting schedule.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Section 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

3. Certain Reduction of Payments.

(a)

Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined as set forth herein that any payment or distribution by the Company or the Bank to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and that it would be economically advantageous to you to reduce the Payment to avoid or reduce the taxation of excess parachute payments under Section 4999 of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of you pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount.

The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the taxation under Section 4999 of the Code. For purposes of this Section 3, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(b)

All determinations to be made under this Section 3 shall be made, in writing, by the Company’s independent certified public accountant immediately prior to the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations in writing to both the Company and you within ten (10) days of the date of termination. Any such determination by the Accounting Firm shall be binding upon the Company and you. You shall in your sole discretion determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 3, which determination shall be made by delivery of written notice to the Company within 10 days of your receipt of the determination of the Accounting Firm. Within five (5) days after your timely determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of you, such amounts as are then due to you under this Agreement. In the event you do not make such timely determination then within 15 days after Company’s receipt of the determination of the Accounting Firm, the Company in its sole discretion may pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of you such portion of the Agreement Payments as it may deem appropriate, but no less than the Reduced Amount.

(c)

As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments, as the case may be, will have been made by the Company which should not have been made (“Overpayment”) or that additional Agreement Payments which have not been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. Within two (2) years after the Separation from Service, the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you which you shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the “Federal Rate”); provided, however, that no amount shall be payable by you to the Company if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of you together with interest thereon at the Federal Rate.

(d)

All of the fees and expenses of the Accounting Firm in performing the determinations referred to in paragraphs (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses of any nature resulting from or relating to its determinations pursuant to paragraphs (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

2.	In all other respects, the Agreement shall remain in full force and effect as amended hereby.

IN WITNESS WHEREOF, the parties, each intending to be legally bound, have executed this Amendment as of the date, month and year first above written.

ATTEST:MID PENN BANCORP, INC.

__________________________By:  __________________________

Name:  _______________________

Title:  ________________________

WITNESS:EXECUTIVE

___________________________By:  __________________________

[Executive Name]